Exhibit 99.1

To Our Shareholders:

Last year, CNL Hotels & Resorts emerged as the nation’s second largest hotel REIT and owner of one of the most distinctive portfolios in the lodging industry. With a focus on luxury resorts and upper-upscale properties, we had approximately $6.3 billion in total assets with more than 130 hotels and resorts across North America as of March 31, 2005.

We have built a strong foundation over the last few years by opportunely investing in the then-challenged lodging sector. After September 11, 2001, the industry experienced an unprecedented downturn. Consistent with our counter-cyclical investment philosophy, we affirmed our long-term business view and took advantage of favorable buying opportunities. As a result, we have since acquired approximately $5.5 billion in primarily luxury resort and upper-upscale properties that are positioned in premium markets with high barriers to entry.

We are pleased with the current strong performance trends in the industry and our portfolio, which we believe support our investment strategy and management philosophy.

First Quarter Highlights

Our positive first quarter results reflect the impact from integrating several luxury resorts and upper-upscale properties acquired in April 2004, and we are optimistic that we can build on this early momentum. Further, we are encouraged that our portfolio outperformed our expectations during this highest-performing seasonal period and surpassed the U.S. lodging industry’s year-over-year revenue per available room (RevPAR) growth by 4.4 percentage points.

During the quarter, we obtained a $400 million loan secured by the Hotel del Coronado in San Diego, California. This property is owned through a partnership in which we have a 70 percent interest. Approximately $290 million of the loan proceeds were used to refinance existing partnership debt. The partnership has also used a portion of the loan to make a distribution to both our company and our partner as a return of capital, which we intend to reinvest in our current portfolio.

Distribution Update

Our Board of Directors has completed its second quarter analysis pursuant to our distribution policy. As we began reporting in the third quarter of 2004, we anticipated that the distribution rate may be reduced to support the long-term financial goals of our company. Based on our analysis, we have decided to lower the distribution rate.

The enclosed distribution check reflects a second quarter distribution rate of $0.25 per share from $0.35 per share in the first quarter of 2005. We expect to sustain this distribution rate for the remainder of 2005, and are targeting an annualized distribution rate of $1.10 per share, although there can be no assurance we will achieve these targets. Currently, the weighted average distribution rate is 3.5 percent for traded lodging REITs according to the National Association of Real Estate Investment Trusts.

Our decision to adjust current distribution levels was based primarily on, but was not limited to, the following factors:

▪	The postponement of our listing event in August 2004 delayed our opportunity to raise capital in the public markets.

▪
Although the lodging industry’s current performance trends are positive, the downturn was deeper and longer than we or industry experts anticipated, and a portion of our properties were recently constructed, renovated or repositioned, causing us to utilize the majority of our minimum return guarantees and credit enhancements as of the end of 2004.

▪	Our strategy for generating additional operating income by reinvesting funds in the development, renovation and expansion of our premier properties.

▪	Our commitment to manage our corporate debt and enhance the flexibility of our balance sheet.

We have carefully evaluated our decision to reduce the distribution rate and we believe it is the best course of action to create long-term value for the Company and our shareholders. Industry analysts report that lodging real estate values have increased, and are expected to continue to increase, as a result of anticipated cash flows over the next few years.

We believe our strategy of investing in the lodging sector when it was out of favor between 2001 and early 2004, as well as our current focus on maximizing internal revenue growth, have and will position us to take advantage of today’s favorable lodging market fundamentals.

Recent Developments

In June 2005, we completed the sale of 30 non-strategic properties to an affiliate of Ashford Hospitality Trust, Inc. for $465 million in cash resulting in an estimated net gain of $37 million,. We intend to use the majority of the proceeds to repay existing long-term debt. The properties were acquired or developed between 1999 and 2003 and represent Marriott International, Inc. brands in the select-service and extended-stay segments. This sale will enable us to further our efforts to actively recycle capital while intensifying our strategic focus on the ownership and acquisition of luxury resort and upper-upscale properties.

Also in June, a joint venture in which we own a 44 percent interest obtained a $301.5 million loan secured by the JW Marriott Desert Ridge Resort & Spa in Phoenix, Arizona. Approximately $275 million of the loan proceeds have been used to refinance all of the existing outstanding debt of the joint venture. The remaining loan proceeds have been used to pay expenses related to the early extinguishment of the existing debt and closing of the new loan. The effective borrowing rate on the new loan is lower than that of the joint venture’s prior existing outstanding debt. The performance of this property continues to strengthen, allowing the partnership to reduce its cost of debt and increase the cash flow to our company.

As stated in our 2004 Annual Report, a special committee of our Independent Board of Directors is in discussions with our advisor, CNL Hospitality Corp., regarding the possible amendment of our existing merger agreement with our advisor. We anticipate that any modifications to the existing merger agreement will be submitted to our shareholders for approval.

Looking Ahead

As the lodging industry continues to gain momentum, we remain focused on maximizing internal revenue growth at our properties through active portfolio management and reinvestment of a portion of our funds into strategic development, renovation and expansion at our core properties. In 2005, we intend to reinvest approximately $128 million in our portfolio including the following key projects:

▪
Hotel del Coronado - Development of beachfront units on a parcel of land adjacent to the legendary Victorian-style property, as well as expansion of the fitness and spa facilities. The Hotel del Coronado has been named one of the top ten resorts in the world, according to USA Today. We believe our development and expansion efforts will provide opportunity for increased room revenue and additional non-room income.

▪
Doral Golf Resort & Spa, A Marriott Resort - Development of a new 24,000-square-foot ballroom facility, renovation of clubhouse and spa and capital improvements to the property’s golf course. The Doral Golf Resort & Spa is a premier destination and home to one of golf’s most prestigious championship tournaments. We believe the new ballroom facility and other renovations will attract larger groups to the resort, increasing room, banquet and golf revenues.

We believe we are making the necessary decisions to achieve our long-term financial goals, and will continue to concentrate on creating value through maximizing internal revenue growth at current properties, actively recycling capital and strengthening our balance sheet.

Thank you for the opportunity to be the steward of your investment and your continued confidence in CNL Hotels & Resorts.

Sincerely,

/s/ James M. Seneff, Jr.	/s/ Thomas J. Hutchison III

Name: James M. Seneff, Jr. Title: Chairman	Name: Thomas J. Hutchison III Title: Chief Executive Officer

Additional Information Regarding the Lodging Industry

▪	The lodging industry has achieved impressive results during the early part of 2005 resulting from increased demand and limited new supply growth.

▪
According to Smith Travel Research, RevPAR¹ for the U.S. lodging industry posted a 7.9 percent increase during the first four months of 2005 as compared to the same period of 2004, which consisted of a 4.6 percent improvement in ADR and a 3.4 percent gain in occupancy.

▪
For full year 2005, PricewaterhouseCoopers LLP (“PwC”) forecasts the U.S. lodging industry to post another solid year with RevPAR increasing by 7.8 percent, consisting of a 4.3 percent improvement in ADR and a 3.3 percent gain in occupancy.

Certain statements and information included in this letter constitute forward-looking statements within the meaning of the federal securities laws and regulations. These forward-looking statements are based on current expectations, estimates and projections about future events, including but not limited to, the ability to sustain distributions, a possible merger with CNL Hospitality Corp., the expected use of proceeds from the disposition of 30 properties, the reinvestment of $128 million and expectations for future periods based on current period results. Such forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied in such forward-looking statements. These factors include, but are not limited to, the following: changes in local and national real estate conditions and general economic conditions, including extended U.S. military combat operations abroad and the potential for terrorist attacks, that could affect occupancy rates at our hotels and the demand for hotel products and services; availability of proceeds from future equity offerings; our ability to obtain additional long-term financing on satisfactory terms; our ability to continue to identify suitable investments; whether a possible merger with CNL Hospitality Corp. is consummated; our ability to continue to qualify as a REIT and other risks and uncertainties associated with our business described in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein to reflect any change in its expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Although the Company believes its current expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company can give no assurance that expectations will be attained or that actual results will not differ materially from those set forth in the forward-looking statements.

1. RevPAR, or revenue per available room, is an important hotel industry metric, which is the product of hotel occupancy and average daily room rate.